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                                                                    EXHIBIT 99.1

                              FOR IMMEDIATE RELEASE


                     Contact:   Fred Pilon, Investor Relations
                                StockerYale, Inc.
                                603-893-8778
                                fpilon@stkr.com
                                ---------------


STOCKERYALE ANNOUNCES TWO-FOR-ONE STOCK SPLIT

SALEM, N.H., July 6, 2000--StockerYale, Inc. (NASDAQ:STKR), today announced that its Board of Directors has approved a two-for-one stock split to be paid in the form of a stock dividend. The stock split will increase the number of StockerYale shares outstanding to approximately 8 million shares.

The new shares will be distributed on July 31, 2000 to stockholders of record as of the close of business on July 17, 2000. The company expects that its outstanding common stock will begin to trade on a post-split basis on August 1, 2000. The transfer agent for the share distribution will be Boston EquiServe, LP, Boston, Massachusetts, telephone: (781) 575-3400.

"In light of our strong growth in 2000, our recent acquisition of CorkOpt of Ireland, and the formation of our Optical Communication Component group, StockerYale is please to announce today's stock split. We believe that this split will broaden the ownership of StockerYale's shares, particularly by individual investors--an important and growing segment of StockerYale's shareowner base," said Mark Blodgett, CEO of StockerYale.

ABOUT STOCKERYALE

StockerYale, Inc., headquartered in Salem, NH, designs and manufactures optical communication components used in the building of optical networks as well as structured light lasers, specialized fiber optic, fluorescent, and LED illumination products for the machine vision and industrial inspection industries.

StockerYale serves a widely varied, international customer base from its corporate offices in Salem and reinvests a significant percentage of its revenues in R&D to meet the future requirements of its customers. StockerYale has subsidiaries in Roseville, Michigan; Montreal, Canada; Cork, Ireland; and Singapore.

For more information about StockerYale, Inc. and their innovative products, contact StockerYale, Inc., 32 Hampshire Rd., Salem, NH 03079; Call 800-843-8011; Fax 603-893- 5604; or e-mail stockeryale@stkr.com. Information is also available on the company's web


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site at www.stockeryale.com.

NOTICE TO INVESTORS:

This press release contains forward-looking statements that do not give full weight to all the potential risks, but relate to StockerYale's plans, objectives, and expectations, which are dependent upon a number of factors outside of StockerYale's control including, but not limited to: market acceptance of StockerYale's products, the availability of competing products, and the trading price of StockerYale's common stock. Thus, actual results may differ materially.